Exhibit 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the reference to us in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A of Fidelity Advisor Funds: Fidelity Advisor Mortgage Securities Fund under the heading "Auditor" in the Statement of Additional Information
/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
June 27, 1997